Exhibit 99.1
Contact:  Katie Reinsmidt, Vice President- Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL CLOSES EXTENSION AND MODIFICATION OF FULL
$560 MILLION REVOLVING CREDIT FACILITY

CHATTANOOGA, Tenn. (November 2, 2009) - CBL & Associates Properties, Inc. (NYSE: CBL) today announced that it closed the extension and modification of its $560 million credit facility, maintaining 100% lending capacity.  The facility was scheduled to mature in August 2011 (assuming exercise of the remaining extension option) and has been extended to April 2014.  The extended facility is currently partially secured and will be converted to a fully secured facility over the new term.  The conversion includes drawing available amounts under the facility to retire property-specific mortgage loans as they mature.  The unencumbered properties will then be used as collateral to secure the credit facility.

Commenting on the closing, John N. Foy, Chief Financial Officer, said, “Early in the year we outlined a plan to address our major debt maturities.  We are pleased to be able to announce the next major milestone in executing this plan.  To-date we have refinanced or extended over $1.4 billion in maturing debt including the $560 million new secured facility and the $525 million secured facility.  We appreciate the continuing confidence of our lending relationships.”

The extension and modification agreement calls for amounts outstanding under the $560 million new secured facility to bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR (at the Company’s option) plus a spread that increases over the facility’s term, commencing with a spread of 75 to 120 basis points (depending upon CBL’s leverage ratio) through August 2010, a spread of 145 to 190 basis points through August 2011 and increasing thereafter to 325 to 425 basis points until maturity, with LIBOR subject to a minimum of 1.50%, beginning December 31, 2009.

CBL previously announced that it closed the extension and modification of its $525 million secured line of credit, maintaining 100% lending capacity.  The facility was extended from February 2010 to February 2012, with an option to extend the maturity for one additional year to February 2013 (subject to continued compliance with the terms of the facility).

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CBL & Associates Properties, Inc. Announces Closing of Full $560 Million Credit Facility

November 2, 2009

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 163 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 87.8 million square feet including 3.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has one project under construction totaling 500,000 square feet, The Pavilion at Port Orange in Port Orange, FL. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.  Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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